UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 32)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
            --------------------------------------------------------
                                 (CUSIP Number)

                               Jeffrey A. Legault
                       Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6721
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                February 11, 2009
            --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 769627100

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                115,588
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               0
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     115,588
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RH1, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Nevada
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               0
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        FX Luxury, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               0
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.00%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        FX Real Estate and Entertainment Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert F.X. Sillerman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul C. Kanavos
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brett Torino
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Barry A. Shier
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Sudack
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mitchell J. Nelson
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        David M. Ledy
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Harvey Silverman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bryan E. Bloom
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael J. Meyer
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John D. Miller
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               115,588
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                115,588
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        115,588
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.92%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

            This Amendment No. 32 amends and supplements the statement on
Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006; Amendment No. 2 on March 23, 2006; Amendment No. 3 on April 7, 2006; Amendment No. 4 on May 18, 2006; Amendment No. 5 on August 2, 2006; Amendment No. 6 on August 4, 2006; Amendment No. 7 on March 12, 2007; Amendment No. 8 on March 23, 2007; Amendment No. 9 on March 26, 2007; Amendment No. 10 on March 30, 2007; Amendment No. 11 on April 17, 2007; Amendment No. 12 on April 27, 2007; Amendment No. 13 on May 4, 2007; Amendment No. 14 on May 15, 2007; Amendment No. 15 on May 16, 2007; Amendment No. 16 on May 30, 2007; Amendment No. 17 on June 1, 2007; Amendment No. 18 on June 5, 2007; Amendment No. 19 on June 11, 2007; Amendment No. 20 on June 20, 2007; Amendment No. 21 on July 19, 2007; Amendment No. 22 on August 13, 2007; Amendment No. 23 on August 16, 2007; Amendment No. 24 on August 23, 2007; Amendment No. 25 on September 18, 2007; Amendment No. 26 on September 25, 2007; Amendment No. 27 on October 3, 2007; Amendment No. 28 on January 11, 2008; Amendment No. 29 on October 15, 2008; Amendment No. 30 on December 10, 2008 and Amendment No. 31 on January 23, 2009 by Flag Luxury Riv, LLC, RH1, LLC, FX Luxury, LLC, FX Real Estate and Entertainment Inc., Robert F.X. Sillerman, Paul C. Kanavos, Brett Torino, Barry A. Shier, Robert Sudack, Mitchell J. Nelson, David M. Ledy, Harvey Silverman, Bryan E. Bloom, Michael J. Meyer and John D. Miller (the "Reporting Persons") with respect to the common stock, par value $0.001 per share (the "Common Stock"), of Riviera Holdings Corporation, a Nevada corporation (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

            The Reporting Persons have entered into a Thirteenth Amended and Restated Joint Filing Agreement, dated January 23, 2009, a copy of which is filed herewith as Exhibit 10.44 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1.  SECURITY AND ISSUER

            Response unchanged.

ITEM 2.  IDENTITY AND BACKGROUND

            Response unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

            Response unchanged.

ITEM 4.  PURPOSE OF TRANSACTION

            Response unchanged.

ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

(a)-(b)     As of February 12, 2009:

            FLR may be deemed the direct beneficial owner of 115,588 shares of Common Stock, which represent approximately 0.92% of the outstanding shares of Common Stock as of November 4, 2008. FLR has sole voting and dispositive power over such Common Stock.

            RH1 may be deemed the direct beneficial owner of 0 shares of Common Stock, which represent approximately 0.00% of the outstanding shares of Common Stock as of November 4, 2008.

            FXL, as a member of RH1 with a 100% equity interest in RH1, may be deemed the indirect beneficial owner of 0 shares of Common Stock, which represent approximately 0.00% of the outstanding shares of Common Stock as of November 4, 2008. FXRE, as the managing member of FXL holding 100% of the common membership interests in FXL, and as a member of FLR with a 100% equity interest in FLR, may be deemed the indirect beneficial owner of 115,588 shares of Common Stock, which represents approximately 0.92% of the outstanding shares of Common Stock as of November 4, 2008. FXRE has shared voting and dispositive power over such Common Stock. Robert F.X. Sillerman, as Chairman and CEO of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Paul C. Kanavos, as a Director and President of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Brett Torino, as Chairman-Las Vegas Division of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Barry A. Shier, as Director and Chief Operating Officer of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Mitchell Nelson, as Executive Vice President, General Counsel, and Secretary of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. David M. Ledy, as a Director of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Harvey Silverman, as a Director of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Bryan E. Bloom, as a Director of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Michael J. Meyer, as a Director of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. Robert Sudack, as Director of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock. John D. Miller, as Director of FXRE, may also be deemed to have indirect beneficial ownership of the foregoing shares of Common Stock with shared voting and dispositive power over such Common Stock.

(c) On February 11, 2009, the Reporting Persons sold 519,770 shares of Common Stock in a privately negotiated transaction at a price of $3.15 per share.

            On February 12, 2009, the Reporting Persons sold 506,869 shares of Common Stock in a privately negotiated transaction at a price of $3.15 per share.

(d)         Not applicable.

(e) As of February 12, 2009, the Reporting Persons may no longer be deemed to be the beneficial owners of more than five percent of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

            Response unchanged.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

            Response unchanged.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  Flag Luxury Riv, LLC

                                  By: FX Luxury, LLC
                                      ------------------------------------------
                                      Its sole member

                                      By: FX Real Estate and Entertainment, Inc.
                                          --------------------------------------
                                          Its Managing Member

                                          By: /s/ Paul Kanavos
                                          --------------------------------------
                                          Name: Paul Kanavos
                                          Title: President


                                  RH1, LLC

                                  By: FX Luxury, LLC
                                      ------------------------------------------
                                      Its sole member

                                      By: FX Real Estate and Entertainment, Inc.
                                          --------------------------------------
                                          Its Managing Member

                                          By: /s/ Paul Kanavos
                                              ----------------------------------
                                              Name: Paul Kanavos
                                              Title: President


                                  FX Luxury, LLC

                                  By: FX Real Estate and Entertainment, Inc.
                                      ------------------------------------------
                                      Its Managing Member

                                      By: /s/ Paul Kanavos
                                          --------------------------------------
                                          Name: Paul Kanavos
                                          Title: President

                                  FX Real Estate and Entertainment Inc.

                                  By: /s/ Paul Kanavos
                                      ------------------------------------------
                                  Name: Paul Kanavos
                                        Title: President

[Amendment No. 32 to Schedule 13D]

                                  Paul Kanavos

                                  /s/ Paul Kanavos
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Robert F.X. Sillerman

                                  /s/ Robert F.X. Sillerman
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Brett Torino

                                  /s/ Brett Torino
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Barry A. Shier

                                  /s/ Barry A. Shier
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Robert Sudack

                                  /s/ Robert Sudack
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Mitchell J. Nelson

                                  /s/ Mitchell J. Nelson
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  David M. Ledy

                                  /s/ David Ledy
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Harvey Silverman

                                  /s/ Harvey Silverman
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Bryan E. Bloom

                                  /s/ Bryan E. Bloom
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  Michael J. Meyer

                                  /s/ Michael J. Meyer
                                  ----------------------------------------------




[Amendment No. 32 to Schedule 13D]

                                  John D. Miller

                                  /s/ John D. Miller
                                  ----------------------------------------------


Dated:  February 12, 2009


[Amendment No. 32 to Schedule 13D]